Exhibit 99.1

Genie Energy Ltd. Reports Fourth Quarter and Full Year 2019 Results

NEWARK, NJ — March 12, 2019: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported fourth quarter 2019 break even net income on revenue of $82.0 million and full year 2019 net income of $0.10 per share on revenue of $315.3 million.

HIGHLIGHTS

(Throughout this release, 4Q19 results are compared to 4Q18 results and full year 2019 results are compared to full year 2018 unless otherwise noted)

●	Global RCEs served increased 45.5% during 2019 to 374 thousand at December 31, 2019. Global meters served increased 53.9% to 497 thousand during the year.
●	Consolidated revenue increased 30.6% in 4Q19 to $82.0 million from $62.8 million. Full year revenue increased 12.5% to $315.3 million from $280.3 million.
●	Results from Orbit Energy, Genie’s retail energy provider JV in the UK, are not consolidated. Orbit Energy revenue was $30.8 million in 2019 and $2.5 million in 2018. Genie pro forma consolidated revenue inclusive of Orbit was $346.1 million in 2019 and $282.8 million in 2018.*
●	Consolidated income from operations increased to $2.3 million in 4Q19 from a loss from operations of $0.5 million. Full year 2019 income from operations was $9.8 million compared to $12.0 million.
●	Consolidated Adjusted EBITDA* increased to $0.8 million in 4Q19 from $(0.6) million. Full year 2019 Adjusted EBITDA was $10.1 million compared to $17.9 million.
●	At Genie Retail Energy (GRE), income from operations increased to $8.2 million in 4Q19 from $3.4 million. Full year 2019 income from operations was $27.2 million compared to $29.0 million.
●	During the fourth quarter, Genie repurchased 261,722 shares of Class B common stock bringing the full year 2019 purchases to 731,869 shares, approximately 2.7% of all common shares outstanding, for $5.6 million.
●	Through stock repurchases and dividends paid on both its common and preferred stock, Genie returned $15.2 million to investors in 2019.
●	Genie’s Board of Directors has declared a fourth quarter 2019 dividend of $0.075 per share.

COMMENTS OF MICHAEL STEIN, CEO

“Genie Energy capped a productive 2019 with strong fourth quarter operational and financial results. We grew our international retail energy business in each of our three international markets – the U.K Japan, and Finland – and expect to launch an additional Scandinavian market in 2020. Our domestic retail energy business expanded into the Texas market and generated $8.5 million in Adjusted EBITDA in the fourth quarter and $28.3 million in the full year.

“Our financial and operational results and positive outlook allowed us to continue our stock repurchase program in the fourth quarter. For the full year, we bought back 2.7% of our common stock for $5.6 million, while returning $9.6 million in dividends to our common and preferred shareholders.

“Looking ahead, we will continue our strategic focus on growth and profitability within our retail energy supply business –growing our customer base organically in our current markets, and prudently expanding into new territories and markets in 2020.”

CONSOLIDATED RESULTS

$ in millions, except EPS	4Q19	3Q19	4Q18	2019	2018
Revenue	$82.0	$85.7	$62.8	$315.3	$280.3
Gross profit	$22.0	$26.4	$14.7	$82.9	$76.5
Gross margin percentage	26.8%	30.7%	23.5%	26.3%	27.3%
SG&A expense	$19.2	$19.4	$15.2	$72.5	$61.5
Stock-based compensation included in SG&A	-	$0.3	$0.8	$1.1	$4.5
Depreciation and amortization	$0.8	$0.9	$0.4	$3.6	$2.1
Impairment of assets	$0.4	-	-	$0.4	$2.7
Income (loss) from operations	$2.3	$6.9	$(0.5)	$9.8	$12.0
Adjusted EBITDA*	$0.8	$8.0	$(0.6)	$10.1	$17.9
Equity in the net loss in equity method investees**	$(2.7)	$(0.2)	$(1.3)	$(4.8)	$(3.4)
(Provision for) benefit from income taxes	$(1.5)	$(1.9)	$14.1	$4.6	$12.4
Net income attributable to Genie Energy common stockholders	-	$4.9	$12.3	$2.7	$21.3
Earnings per diluted share attributable to Genie Energy common stockholders	-	$0.18	$0.47	$0.10	$0.83
Net cash provided by (used in) operating activities	$0.2	$12.1	$(0.9)	$15.8	$19.4

*	Pro forma results and Adjusted EBITDA for all periods presented are non-GAAP measures intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of pro forma results and Adjusted EBITDA as well as to reconciliations to the respective most directly comparable GAAP measures.

**	Genie Energy accounts for its investments in Orbit Energy, its joint venture operating in the U.K., and Atid, a drilling contractor based in Israel in which it holds a minority stake, under the equity method of accounting. Under this method, Genie Energy records its share in the net income or loss of the venture. Therefore, revenue generated, and expenses incurred are not reflected in Genie Energy’s consolidated revenue and expenses, but Orbit Energy’s customers are included in metrics regarding our customer base.

GLOBAL METERS AND RCEs

Genie Energy’s global customer base increased sequentially and year-over-year driven by investment in customer acquisition domestically and in overseas markets. Genie Energy’s global RCE and meter totals are provided in the chart below.

Global RCEs and Meters (in thousands)*	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Electricity RCEs	297	309	291	272	197
Natural gas RCEs	77	75	66	61	60
Total RCEs	374	384	357	333	257

Electricity meters	390	392	361	322	249
Natural gas meters	107	100	87	77	74
Total meters	497	492	448	399	323

*	Includes RCEs and meters acquired and served by Genie Energy’s domestic and international retail energy provider businesses including operations in Finland and Japan and at Genie’s joint venture in the U.K. (although U.K. operations are not included in our consolidated results of operations).

SEGMENT RESULTS

Genie Retail Energy (GRE)

GRE’s financial results are summarized in the chart below:

Genie Retail Energy $ in millions	4Q19	3Q19	4Q18	2019	2018
Total revenue	$74.0	$81.7	$58.8	$286.6	$274.4
Electricity revenue	$61.2	$78.5	$46.7	$246.7	$227.9
Natural gas revenue	$12.9	$3.2	$12.1	$39.9	$46.6
Gross profit	$22.0	$25.7	$14.5	$80.6	$75.4
Gross margin percentage	29.7%	31.5%	24.7%	28.1%	27.4%
SG&A expense	$13.8	$14.8	$11.2	$53.4	$46.4
Depreciation and amortization	$0.2	$0.2	$0.2	$0.7	$1.5
Income from operations	$8.2	$10.9	$3.4	$27.2	$29.0
Adjusted EBITDA*	$8.5	$11.2	$3.8	$28.3	$31.1

GRE – KPIs and Take-Aways:

●	Customers served at December 31st totaled 309 thousand RCEs and 370 thousand meters. The RCE and meter counts increased from 253 thousand RCEs and 315 thousand meters at December 31, 2108, and decreased from 329 thousand RCEs and 389 thousand meters at September 30, 2019. The year over year increases reflect sustained investment in new customer acquisitions during the year. The fourth quarter decreases compared to the prior quarter largely reflects seasonal factors that typically inhibit customer acquisition during the fourth quarter.

●	Gross meters added during 4Q19 totaled 56,000 compared to 76,000 in 3Q19 and 45,000 in 4Q18. Gross meter acquisitions in 2019 increased to 308,000 from 197,000 in 2018 including the impact of a municipal aggregation deal which added approximately 35,000 meters.

●	Average monthly churn was 6.1% - a decrease from 7.1% in 4Q18 and an increase from 5.3% in 3Q19. For the full year 2019, average monthly churn decreased to 5.3% from 6.5% in 2018;

●	Electricity revenue in 4Q19 increased to $61.2 million from $46.7 million in the year ago period reflecting the increase in meters and RCEs served as well as increases in consumption per meter and revenue per kilowatt hour sold. Full year 2019 electricity revenue increased to $246.7 million from $227.9 million driven primarily by higher meter counts and increased consumption per meter.

●	SG&A expense in 4Q19 increased to $13.8 million from $11.2 million. Full year 2019 SG&A expense increased to $53.4 million from $46.4 million. The quarterly and annual increases resulted primarily from increased investment in new customer acquisitions and, to a lesser extent, the reversal of an accrual related to legal expenses in the fourth quarter of 2018.

●	Income from operations in 4Q19 increased to $8.2 million from $3.4 million driven by increased electricity consumption and a decrease in the commodity cost of electricity. Full year income from operations decreased to $27.1 million from $29.0 million as the increase in gross profit generated primarily by higher per meter electricity consumption was more than offset by increased customer acquisition expense.

Genie Retail Energy International (GRE International)

Genie Energy accounts for its investments in Orbit Energy, its joint venture operating in the U.K., under the equity method of accounting. Revenue generated, and expenses incurred are not reflected in segment revenue and operating expenses. RCE and meter counts do, however, include Orbit Energy customers.

Genie Retail Energy International $ in millions	4Q19	3Q19	4Q18	2019	2018
Total revenue	$5.8	$3.0	$-	$16.6	$--
Gross profit	$(0.3)	$0.4	$(0.1)	$0.3	$(0.1)
Gross margin percentage	(5.0)%	13.0%	-	2.0%	--
SG&A expense	$2.9	$2.0	$0.7	$8.5	$1.1
Loss from operations	$(3.2)	$(1.6)	$(0.7)	$(8.1)	$(1.2)
Adjusted EBITDA*	$(5.6)	$(1.0)	$(1.7)	$(10.7)	$(4.2)
Equity in the net loss in Orbit Energy	$2.5	-	$1.0	$4.4	$3.0

●	Customers served at December 31st increased to 65,000 RCEs and 127,000 meters compared to 55,000 RCEs and 103,000 meters at September 30th and 4,000 RCEs and 8,000 meters at December 31, 2018.

●	GRE International’s revenue increased to $5.8 million compared to nil in 4Q18 reflecting the impact of the Lumo Energia acquisition in 1Q19 and initial revenue contribution from Genie Japan. Full year 2019 revenue was $16.6 million compared to nil a year earlier.

●	On a pro forma basis*, inclusive of Orbit Energy revenue, GRE International’s revenue increased to $47.4 million in 2019 from $2.5 million in 2018.

●	In 4Q19, equity in the net loss of Orbit Energy increased to $2.5 million from $1.0 million, primarily reflecting the timing of capital contributions to Orbit Energy. For the full year, GRE’s equity in the loss increased to $4.4 million from $3.0 million as Orbit Energy accelerated its meter acquisition program.

●	Loss from operations increased to $3.2 million in 4Q19 from $0.7 million reflecting the timing of capital contributions noted above, the impact from the acquisition of Lumo Energia and launch of Genie Japan earlier in the year. The full year 2019 loss from operations increased to $8.1 million from a loss from operations of $1.2 million. The increases reflect the acquisition of Lumo Energia, launch of Genie Japan and expansion of their respective customer acquisition programs during 2019.

●	On a pro forma basis*, inclusive of Orbit Energy’s loss from operations of, GRE International’s loss from operations was $17.4 million in 2019 compared to $5.7 million in 2018.

Genie Energy Services (GES)

●	GES comprises Diversegy, a commercial energy consulting business, Genie’s interest in Prism Solar, a supplier of solar panels and solutions, and Genie Solar Energy.

●	Revenue in 4Q19 decreased to $2.1 million from $4.0 million due to the timing of orders and deliveries within the Prism Solar business. Full year 2019 revenue increased to $12.1 million from $5.7 million reflecting the acquisition of Prism Solar in 4Q18;

●	GES’ loss from operations in 4Q19 increased to $1.2 million from $0.6 million. The loss from operations for the full year 2019 increased to $2.9 million from $1.0 million in 2018.

Genie Oil and Gas (GOGAS)

●	Operations at Genie Energy’s Afek oil and gas exploration subsidiary remain suspended pending final testing on an existing well, which is expected to take place in the first half of 2020;

●	GOGAS’ loss from operations in 4Q19 was $0.4 million compared to a loss of $1.1 million. The full year 2019 loss from operations totaled $1.3 million compared to $7.0 million in 2018. The quarterly and full year decreases reflect the suspension of Afek’s exploration program.

Corporate

●	Corporate loss from operations decreased to $1.3 million in 4Q19 from $1.7 million in 4Q18. The full year 2019 loss from operations decreased to $5.4 million from $8.3 million. The corporate spend dropped on a decline in stock-based compensation, which decreased to $0.1 million dollars in 4Q19 from $0.6 million in the year ago quarter. For the full year 2019, stock-based compensation decreased to $0.6 million from $4.0 million.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At December 31, 2019, Genie Energy had $156.2 million in total assets, including $38.6 million in cash, cash equivalents and restricted cash. Liabilities totaled $75.3 million and working capital (current assets less current liabilities) totaled $40.8 million.

Cash used in operating activities in 4Q19 decreased to $0.2 million compared to cash used in operating activities of $0.9 million in 4Q18. For the full year 2019, cash provided by operating activities was $15.8 million compared to $19.4 million in 2018.

DIVIDEND ON GENIE ENERGY COMMON STOCK

Genie Energy’s Board of Directors has declared a 4Q19 dividend of $0.075 per share of Class A and Class B common stock with a record date of March 24, 2020. The dividend will be paid on or about April 3, 2020. The distribution will be treated as an ordinary dividend for income tax purposes.

GENIE ENERGY EARNINGS CONFERENCE CALL

This earnings press release is available for download in the “Investors” section of the Genie Energy website (https://genie.com/investors/investor-relations/) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, March 12, 2020, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

The call replay will be available at 1-844-512-2921 (US toll-free) or 1-412-317-6671 (international) through March 19, 2020. The replay PIN is 10138657. A recording of the call - in MP3 format - will also be available for playback on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website to have earnings releases and other press releases e-mailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in Europe and Asia. The Genie Energy Services division includes Diversegy, a commercial and industrial brokerage and consultative services company, and Genie Solar Energy and Prism Solar, which design, supply and install commercial solar solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEET

(in thousands, except per share amounts)

	December 31
(in thousands, except per share amounts)	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,242	$41,601
Restricted cash—short-term	6,792	1,653
Trade accounts receivable, net of allowance for doubtful accounts of $2,631 and $2,003 at December 31, 2019 and 2018, respectively	49,822	35,920
Inventory	16,632	9,893
Prepaid expenses	6,318	6,167
Other current assets	2,133	2,670
TOTAL CURRENT ASSETS	112,939	97,904
Property and equipment, net	3,607	4,301
Goodwill	12,135	11,082
Other intangibles, net	6,837	6,321
Investment in equity method investees	675	2,208
Restricted cash – long-term	520	943
Deferred income tax assets, net	12,154	15,625
Other assets	7,377	8,480
TOTAL ASSETS	$156,244	$146,864
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Loan payable	$921	$—
Current portion of notes payable	116	923
Trade accounts payable	24,387	18,508
Accrued expenses	26,116	25,242
Contract liability	13,426	1,137
Income taxes payable	1,591	1,463
Due to IDT Corporation	381	234
Short-term revolving line of credit	2,514	—
Other current liabilities	2,704	3,279
TOTAL CURRENT LIABILITIES	72,156	50,786
Long-term notes payable	777	—
Long -term revolving line of credit	—	2,516
Other liabilities	2,381	900
TOTAL LIABILITIES	75,314	54,202
Commitments and contingencies (Note 15 and Note 16)
EQUITY:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares – 10,000:
Series 2012-A, designated shares – 8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at December 31, 2019 and 2018	19,743	19,743
Class A common stock, $0.01 par value; authorized shares – 35,000; 1,574 shares issued and outstanding at December 31, 2019 and 2018	16	16
Class B common stock, $0.01 par value; authorized shares – 200,000; 25,785 and 25,544 shares issued and 24,755 and 25,294 shares outstanding at December 31, 2019 and 2018, respectively	258	255
Additional paid-in capital	139,615	136,629
Treasury stock, at cost, consisting of 1,030 and 250 shares of Class B common at December 31, 2019 and 2018, respectively	(7,675)	(1,624)
Accumulated other comprehensive income	2,519	2,591
Accumulated deficit	(59,671)	(53,939)
Total Genie Energy Ltd. stockholders’ equity	94,805	103,671
Noncontrolling interests:
Noncontrolling interests	(13,875)	(11,009)
TOTAL EQUITY	80,930	92,662
TOTAL LIABILITIES AND EQUITY	$156,244	$146,864

GENIE ENERGY LTD.

CONSOLIDATED STATEMENT OF OPERATIONS

	Year ended December 31,
(in thousands, except per share data)	2019	2018
REVENUES:
Electricity	$263,091	$227,883
Natural gas	39,926	46,560
Other	12,274	5,866
Total revenues	315,291	280,309
Cost of revenues	232,392	203,762
GROSS PROFIT	82,899	76,547
OPERATING EXPENSES AND LOSSES:
Selling, general and administrative	72,467	61,544
Exploration	—	244
Research and development expense	207	39
Impairment of assets	400	2,742
Income from operations	9,825	11,978
Interest income	448	557
Interest expense	(530)	(401)
Equity in the net loss in equity method investees	(4,830)	(3,430)
Gain on extinguishment of liability	—	164
Other income, net	1,066	156
Income before income taxes	5,979	9,024
(Provision for) benefit from income taxes	(4,600)	12,376
NET INCOME	1,379	21,400
Net loss attributable to noncontrolling interests	2,796	1,385
NET INCOME ATTRIBUTABLE TO GENIE ENERGY LTD.	4,175	22,785
Dividends on preferred stock	(1,481)	(1,481)
NET INCOME ATTRIBUTABLE TO GENIE ENERGY LTD. COMMON STOCKHOLDERS	$2,694	$21,304

Earnings per share attributed to Genie Energy Ltd. common stockholder
Basic	$0.10	$0.85
Diluted	$0.10	$0.83

Weighted-average number of shares used in calculation of earnings per share
Basic	26,607	25,154
Diluted	27,464	25,695

Dividends declared per common share	$0.30	$0.30
(i) Stock-based compensation included in selling, general and administrative expenses	$1,102	$4,523

GENIE ENERGY LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year ended December 31,
(in thousands)	2019	2018
OPERATING ACTIVITIES
Net income	$1,379	$21,400
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,627	2,062
Deferred income taxes	3,471	(13,483)
Provision for doubtful accounts receivable	658	904
Stock-based compensation	1,102	4,523
Gain on sale disposal of property and equipment	—	(18)
Gain on extinguishment of liability	—	(164)
Impairment of goodwill	400	—
Impairment of assets	—	2,742
Equity in the net loss of equity method investees	4,830	3,430
Change in assets and liabilities, net of effect of acquisition:
Trade accounts receivable	(12,041)	7,817
Inventory	(6,739)	(4,764)
Prepaid expenses	(124)	219
Other current assets and other assets	1,137	2,726
Trade accounts payable, accrued expenses and other current liabilities	5,506	(7,846)
Contract liability	12,271	547
Due to IDT Corporation	147	20
Income taxes payable	128	(741)
Net cash provided by operating activities	15,752	19,374
INVESTING ACTIVITIES
Capital expenditures	(404)	(584)
Investments in notes receivable	(214)	—
Proceeds from disposal of property	—	62
Payment for acquisition of license in Japan	—	(745)
Cash transferred to Atid 613	—	(209)
Payment for acquisition, net of cash acquired	(2.044)	(250)
Repayment of notes receivable	124	94
Investments in equity method investees	(3,235)	(1,306)
Net cash used in investing activities	(5,773)	(2,938)
FINANCING ACTIVITIES
Dividends paid	(9,595)	(9,256)
Purchases of Class B common stock	(5,584)	—
Repayment of short-term debt—Lumo Energia	(2,260)	—
Repayment of notes payable	(45)	(10)
Proceeds from exercise of stock options	1,407	—
Proceeds from sales of Class B common stock and warrants	—	6,000
Proceeds from loan	921	—
Repurchases of Class B common stock from employees	(467)	(889)
Net cash used in financing activities	(15,623)	(4,155)
Effect of exchange rate changes on cash and cash equivalents	1	(11)
Net (decrease) increase in cash and cash equivalents	(5,643)	12,270
Cash and cash equivalents at beginning of year	44,197	31,927
Cash and cash equivalents at end of year	$38,554	$44,197

Reconciliation of Non-GAAP Financial Measures for the Fourth Quarter and Full Years 2019 and 2018

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the fourth quarter and full years 2019 and 2018, as well as for comparable periods, pro forma results and Adjusted EBITDA, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of pro forma results consist of the corresponding GAAP metric with the addition of the corresponding results for Orbit Energy, the company’s joint venture operating in the United Kingdom. GAAP results for Orbit Energy are accounted for under the equity method of accounting. Under this method, Genie Energy records its share in the net income or loss of the venture. Therefore, revenue generated, expenses incurred and income from operations are not reflected in Genie Energy’s consolidated revenue and expenses. However, Orbit Energy’s customers are included in metrics regarding our customer base. Pro forma results are calculated by adding the result for Orbit Energy to its corresponding GAAP result. Pro forma results are provided for the full years 2019 and 2018 to supplement the following results: consolidated revenue; revenue of the Genie Retail Energy International segment; and loss from operations for the Genie Retail Energy International segment.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, exploration expense and equity in the net loss of in equity method investees, net, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income from operations and add depreciation, amortization, stock-based compensation and impairment of goodwill and subtract equity in net loss in equity method investees, net.

Management believes that Genie Energy’s pro forma results and Adjusted EBITDA provide useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses the pro forma results and Adjusted EBITDA, among other measures, as relevant indicators of core operational strengths in its financial and operational decision making. In addition, management uses and Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

The pro forma results facilitates evaluation of the results of all of the company’s retail energy provider (REP) businesses as if they were fully consolidated, which provides useful information regarding the size, growth and financial performance of all of the company’s REP businesses, In contrast, GAAP results only include the company’s equity in the results of the operations of its U.K. venture.

Management refers to pro forma results and Adjusted EBITDA, as well as the GAAP measures revenue, gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy’s historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Impairment of goodwill is a component of (loss) income from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of goodwill is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy’s continuing operations.

Pro forma revenue and pro forma income from operations as well as Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of pro forma revenue, pro forma income from operations and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of pro forma results and Adjusted EBITDA to their most directly comparable GAAP measure. Pro forma consolidated revenue is reconciled to consolidated revenue, pro forma revenue for the Genie Retail Energy International segment is reconciled to the segment’s revenue, and Genie Retail Energy International’s loss from operations is reconciled to the segment’s loss from operation. Adjusted EBITDA is reconciled to income from operations for Genie Energy’s reportable segments and net income for Genie Energy on a consolidated basis.

Reconciliations of Pro Forma Consolidated Revenue and Pro Forma Genie Retail

Energy International Segment Revenue and Loss from Operations to Corresponding GAAP Results

	Full Year 2019	Full Year 2018
(results in millions)
Consolidated Results
Consolidated revenue	$315.3	$280.3
plus Orbit Energy revenue	$30.8	$2.5
Pro forma consolidated revenue	$346.1	$282.8

Genie Retail Energy International (GREI) Segment Results
GREI segment revenue	$16.6	-
plus Orbit Energy revenue	$30.8	$2.5
Pro forma GREI segment revenue	$47.4	$2.5

GREI segment loss from operations	$(8.1)	$(1.2)
plus Orbit Energy loss from operations	$(9.2)	$(4.5)
Pro forma GREI segment loss from operations	$(17.4)	$(5.7)

Reconciliations of Adjusted EBITDA to GAAP Income from Operations and GAAP Net Income

	Total	GRE	GES	GRE International	GOGAS	Corporate
Three months ended September 30, 2019 (3Q19)
Net income attributable to Genie Energy Limited	$5,247
Net loss attributable to non-controlling interests	539
Net income	$4,708
Provision for income taxes	1,916
Other income, net	85
Interest expense	161
Interest income	(163)
Equity in the net loss of equity method investees	$238
Income from operations	$6,945	$10,856	$(798)	$(1,560)	$(283)	$(1,270)
Add:
Stock-based compensation	335	116		94		125
Depreciation and amortization	933	187	243	488	15
Subtract:
Equity in the net loss of equity method investees	238				148	90
Adjusted EBITDA	$7,975	$11,159	$(555)	$(978)	$(416)	$(1,235)

	Total	GRE	GES	GRE International	GOGAS	Corporate
Three months ended December 31, 2018 (4Q18)
Net income attributable to Genie Energy Limited	$12,632
Net loss attributable to non-controlling interests	264
Net income	$12,368
Provision for income taxes	14,109
Other income, net	32
Interest expense	(140)
Interest income	174
Equity in the net loss of equity method investees	(1,348)
Income from operations	$(459)	$3,357	$(637)	$(729)	$(778)	$(1,671)
Add:
Stock-based compensation	1,082	190				646
Depreciation and amortization	462	244	157	1	14
Impairment	451
Subtract:
Equity in the net loss of equity method investees	861			1002	346
Adjusted EBITDA	$675	$3,791	$(480)	$(1,730)	$(1,110)	$(1,025)

	Total	GRE	GES	GRE International	GOGAS	Corporate
Twelve months ended December 31, 2019
Net income attributable to Genie Energy Limited	$4,175
Net loss attributable to non-controlling interests	(2,796)
Net income	$1,379
Provision for income taxes	4,600
Other income, net	1,066
Interest expense	629
Interest income	(547)
Equity in the net loss of equity method investees	4,830
Income (loss) from operations	$11,957	$27,176	$(2,895)	$(8,133)	$(1,028)	$(5,296)
Add:
Stock-based compensation	1102	456		56		590
Depreciation and amortization	3589	703	1,008	1,819	57	1
Impairment of goodwill	400		400
Subtract:
Equity in the net loss of equity method investees	4830			4,440	291	100
Adjusted EBITDA	$12,218	$28,335	$(1,487)	$(10,698)	$(1,262)	$(4,805)

	Total	GRE	GES	GRE International	GOGAS	Corporate
Twelve months ended December 31, 2018
Net income attributable to Genie Energy Limited	$22,785
Net loss attributable to non-controlling interests	1,385
Net income	$21,400
Provision for income taxes	12,376
Gain on extinguishment of liability	164
Other expense, net	156
Interest expense	(401)
Interest income	557
Equity in the net loss of equity method investees	(3,430)
Income from operations	$11,978	$28,989	$(982)	$(1,201)	$(6,533)	$(8,295)
Add:
Stock-based compensation	4,523	563				3,960
Depreciation and amortization	2,062	1,536	178	1	345	1
Impairment	2,742				2,742
Subtract:
Equity in the net loss of equity method investees	3,430			2,990	440
Adjusted EBITDA	$17,875	$31,088	$(804)	$(4,190)	$(3,886)	$(4,334)

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